Exhibit 99.1

ImmunoGen Reports Recent Progress and First Quarter 2018 Operating Results

Patient Enrollment in FORWARD I Phase 3 Trial of Mirvetuximab Soravtansine Completed Ahead of Schedule; On Track for Top-Line Results in the First Half of 2019

Encouraging Data Reported from FORWARD II Assessment of Mirvetuximab with Keytruda®; Additional Combination Data to be Presented in 2018, including Mirvetuximab in Combination with Avastin® at ASCO

IMGN779 and IMGN632 Advancing Through Dose-Finding Evaluations with Data Expected in the Fourth Quarter; FDA has Granted Orphan-drug Designation to IMGN779 for the Treatment of Acute Myeloid Leukemia

Conference Call to be Held at 8:00 a.m. ET Today

WALTHAM, Mass., May 4, 2018 — ImmunoGen, Inc. (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today reviewed recent progress in the business and reported operating results for the quarter ended March 31, 2018.

“We have achieved a number of important milestones to start the year, led by the advancement of mirvetuximab soravtansine,” said Mark Enyedy, ImmunoGen’s president and chief executive officer. “Our FORWARD I registration trial continues as planned following the successful outcome of the pre-specified interim futility analysis and the completion of enrollment in the trial earlier than expected.  This accelerated accrual reflects the significant interest expressed by the oncology community in mirvetuximab and the need for new treatments in platinum-resistant ovarian cancer.  In addition, as we look to expand the eligible patient population for this program, we were also pleased to report encouraging data for mirvetuximab in combination with Keytruda from our FORWARD II trial at SGO in March and look forward to presenting additional data from FORWARD II during 2018, with a poster presentation at ASCO for the mirvetuximab and Avastin expansion cohort.  Finally, with our continued evolution towards a commercial-stage company, we have strengthened our management team with the addition of Blaine McKee as Chief Business Officer.”

Recent Progress

Mirvetuximab Soravtansine

•                  In April, ImmunoGen announced the completion of patient enrollment two months ahead of schedule in its Phase 3 FORWARD I trial. FORWARD I is designed to support full approval of mirvetuximab as a single-agent therapy for platinum-resistant ovarian cancer.

•                  In April, ImmunoGen successfully completed a pre-specified interim analysis for futility after 80 progression-free survival (PFS) events in FORWARD I. The study will continue as planned based on the recommendation of the Independent Data Monitoring Committee and the Company is on-track to report top-line results in first half of 2019.

•                  In March, ImmunoGen presented data from the dose-escalation FORWARD II cohort evaluating mirvetuximab in combination with Keytruda (pembrolizumab) at the Society of Gynecologic Oncology (SGO) Annual Meeting, demonstrating encouraging efficacy and favorable tolerability in patients with platinum-resistant ovarian cancer. Notably, in the subset of eight patients with medium or high levels of folate receptor alpha (FRα) expression, the confirmed overall response rate (ORR) was 63 percent (95% CI 25, 92), with a median PFS of 8.6 months (95% CI 1.6, upper bound not yet reached), and duration of response of 36.1 weeks. Based on these data, ImmunoGen is enrolling an additional 35 patients with medium or high FRα expression levels in an expansion cohort in the FORWARD II study and expects to present data from this cohort later this year.

Early-Stage Pipeline — Novel IGN Compounds

•                  IMGN779 is a CD33-targeting ADC in a Phase 1 dose-finding study in relapsed/refractory acute myeloid leukemia (AML). Dose escalation is continuing with both biweekly and weekly dosing schedules.  The Food and Drug Administration (FDA) has granted orphan-drug designation to IMGN779 for the treatment of AML.

•                  IMGN632 is a CD123-targeting ADC in a Phase 1 dose-finding study for AML and blastic plasmacytoid dendritic cell neoplasm (BPDCN).

Research and Innovation

•                  In April, ImmunoGen presented three posters at the American Association for Cancer Research (AACR) Annual Meeting highlighting the Company’s ongoing innovation in ADCs, including advancements to payloads and targets for enhanced anti-tumor activity as well as insights into factors that determine the clinical efficacy of ADCs.

Anticipated Upcoming Events

•                  Report updated data from the FORWARD II mirvetuximab plus Avastin (bevacizumab) combination expansion cohort in approximately 50 patients at the American Society of Clinical Oncology (ASCO) Annual Meeting;

•                  Anticipate partner Takeda to begin clinical testing of TAK-164 in 2Q 2018;

•                  Report initial findings from the FORWARD II mirvetuximab plus pembrolizumab combination expansion cohort in 35 patients in the second half of the year;

•                  Report additional data from IMGN779 Phase 1 dose finding study in 4Q 2018 and identify the recommended Phase 2 dose before the end of the year;

•                  Report initial data from IMGN632 Phase 1 dose finding study in 4Q 2018; and

•                  Advance ADAM9 program into IND-enabling activities before year-end.

Financial Results

Revenues for the quarter ended March 31, 2018 were $19.8 million, compared to $28.5 million for the quarter ended March 31, 2017. License and milestone fees of $11.5 million for the first quarter of 2018 included $10.9 million and $0.5 million of recognized upfront fees previously received from Takeda and Debiopharm, respectively, compared to recognition of $12.7 million of a non-cash fee related to the Company’s license agreement with CytomX and $6 million in partner milestone payments received in the first quarter of 2017. Revenues in the first quarter of 2018 included $7.2 million in non-cash royalty revenues, compared with $7.6 million for the same quarter in 2017, reflecting a change in accounting standards for recognizing royalty revenue. Revenues for the first quarter of 2018 also included $0.4 million of research and development (R&D) support fees and $0.7 million of clinical materials revenue, compared with $1.5 million and $0.7 million, respectively, for the same quarter in 2017.

Operating expenses, including R&D and G&A expenses, for the first quarter of 2018 were $56.6 million, compared to $41.4 million for the same quarter in 2017. R&D expenses for the first quarter of 2018 increased to $44.8 million, compared to $32.9 million for the first quarter of 2017, primarily due to increased clinical trial and drug supply costs driven largely by the accelerated timing of completing patient enrollment in the FORWARD I Phase 3 clinical trial. General and administrative expenses increased in the first quarter of 2018 to $10.0 million, compared to $8.1 million in the same quarter of 2017, primarily due to increased third-party service fees and stock-based compensation. Operating expenses for the first quarter of 2018 also included a $1.7 million restructuring charge due to the workforce reduction related to the decommissioning of our Norwood facility as previously announced by the Company, compared to a $0.4 million charge in the same quarter of 2017 related to losses recorded on leased office space in Waltham.

ImmunoGen reported a net loss of $38.6 million, or $0.30 per basic and diluted share, for the first quarter of 2018, compared to a net loss of $17.3 million, or $0.20 per basic and diluted share, for the same quarter last year.

ImmunoGen had $218.4 million in cash and cash equivalents as of March 31, 2018, compared with $267.1 million as of December 31, 2017, and had $2.1 million of convertible debt outstanding in each period. Cash used in operations was $50.0 million for the first quarter of 2018, compared with $33.0 million for the first quarter of 2017. Capital expenditures were $1.0 million and $0.4 million for the first quarter of 2018 and 2017, respectively.

Financial Guidance

ImmunoGen has updated its operating expenses guidance for 2018. ImmunoGen now expects:

•                  operating expenses between $200 million and $205 million.

Guidance for revenues and cash remains unchanged:

•                  revenues between $60 million and $65 million; and

•                  cash and cash equivalents at December 31, 2018 between $115 million and $120 million.

ImmunoGen expects that its current cash combined with the expected cash revenues from partners and collaborators will enable the Company to fund its operations into the fourth quarter of 2019.

Conference Call Information
ImmunoGen will hold a conference call today at 8:00 am ET to discuss these results. To access the live call by phone, dial 719-325-4799; the conference ID is 2070974. The call may also be accessed through the Investors section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through May 18, 2018.

About ImmunoGen, Inc.

ImmunoGen is a clinical-stage biotechnology company that develops targeted cancer therapeutics using its proprietary ADC technology. The Company’s lead product candidate, mirvetuximab soravtansine, is in the Phase 3 FORWARD I trial for FRα-positive platinum-resistant ovarian cancer, and is in the Phase 1b/2 FORWARD II trial in combination regimens for earlier-stage disease. ImmunoGen has three additional clinical-stage product candidates, two of which are being developed in collaboration with Jazz Pharmaceuticals. ImmunoGen’s ADC technology is also used in Roche’s marketed product, Kadcyla®, and in programs in development by Amgen, Bayer, Biotest, CytomX, Debiopharm, Lilly, Novartis, Sanofi and Takeda. More information about the Company can be found at www.immunogen.com.

Keytruda®, Avastin®, and Kadcyla® are registered trademarks of their respective owners.

For Investors

Sarah Kiely

ImmunoGen, Inc.

781-895-0600

sarah.kiely@immunogen.com

For Media

Courtney O’Konek

ImmunoGen, Inc.

781-895-0158

courtney.okonek@immunogen.com

Robert Stanislaro

FTI Consulting, Inc.

212-850-5657

robert.stanislaro@fticonsulting.com

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s revenues, operating expenses, net loss, cash used in operations and capital expenditures for the twelve months ending December 31, 2018; its cash and marketable securities as of December 31, 2018; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’

product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the Securities and Exchange Commission.

Financials Follow

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ImmunoGen, Inc. Reports Financial Results For Quarter Ended March 31, 2018

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2018	2017
ASSETS

Cash and cash equivalents	$218,383	$267,107
Other assets	46,582	27,569

Total assets	$264,965	$294,676

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current portion of deferred revenue	$611	$1,405
Other current liabilities	65,616	54,365
Long-term portion of deferred revenue	81,522	93,752
Other long-term liabilities	153,527	163,049
Shareholders’ deficit	(36,311)	(17,895)

Total liabilities and shareholders’ deficit	$264,965	$294,676

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017

Revenues:
License and milestone fees	$11,540	$18,730
Non-cash royalty revenue	7,190	7,613
Research and development support	383	1,478
Clinical materials revenue	702	678

Total revenues	19,815	28,499

Expenses:
Research and development	44,831	32,888
General and administrative	9,995	8,119
Restructuring charge	1,731	386

Total operating expenses	56,557	41,393

Loss from operations	(36,742)	(12,894)

Non-cash interest expense on liability related to sale of future royalty & convertible bonds	(3,046)	(3,575)
Interest expense on convertible bonds	(24)	(1,125)
Other income, net	1,199	249

Net loss	$(38,613)	$(17,345)

Net loss per common share, basic and diluted	$(0.30)	$(0.20)

Weighted average common shares outstanding, basic and diluted	130,619	87,160